Execution Copy

Phosphagenics Limited ACN 056 482 403
of Level 2, 90 William Street, Melbourne, Australia 3000

and

The Quigley Corporation
a Nevada corporation

License Agreement

TABLE OF CONTENTS

i

13.	Force Majeure	17
13.1	Force Majeure Events	17
13.2	Reliance Upon Force Majeure	17

14.	Dispute Resolution	17

15.	Notices	17

16.	Governing Law; Jurisdiction and Venue	18

17.	General	18
17.1	Relationship	18
17.2	Further acts	18
17.3	Expenses	18
17.4	Amendments	18
17.5	Waiver	19
17.6	Counterparts	19
17.7	Indemnities	19
17.8	Entire License Agreement	19
17.9	Survival of certain provisions; no merger	19

ii

This License Agreement (this “License Agreement”), dated as of March 22, 2010 (the “Effective Date”), is made by and among:

Phosphagenics Limited ACN 056 482 403 of Level 2, 90 William Street, Melbourne, Australia 3000 (“Phosphagenics”)

and

The Quigley Corporation, a Nevada corporation (the “Licensee”)

Recitals

A.           Phosphagenics holds Patents in the Phosphagenics Intellectual Property.

B.           Phosphagenics has agreed to grant the Licensee, pursuant to the terms of this License Agreement, an exclusive license for the use of the Phosphagenics Technology in the Field in the Territory and a non-exclusive license to use the Phosphagenics Technology in the Non-Exclusive Field worldwide, for the express purpose of assigning this License Agreement in accordance with the Contribution Agreement attached hereto.

C.           Phosphagenics has agreed to license Phosphagenics Technology to the Licensee on the terms and conditions hereinafter contained.

The parties hereby agree as follows:

1.	Definitions and interpretation

1.1	Definitions

(a)
“Anti-Wrinkle Creams” means proprietary formulations developed by Phosphagenics containing TPM in combination with retinol, ubiquinone, acetyl octapeptide, l-carnosine and such other additives as the parties may agree; provided, however, that the Licensee will not have rights to anti-wrinkle cream products sold in high-end, up-scale retail stores, such as (by way of example) Nieman Marcus and Bloomingdales.

(b)	“Company” means Phusion Laboratories, LLC, a Delaware limited liability company.

(c)
“Cosmetic Compounds” means articles intended to be rubbed, poured, sprinkled, or sprayed on, introduced into, or otherwise applied to the human body for cleansing, beautifying, promoting attractiveness, or altering the appearance; provided, however, that a product which contains an OTC Drug will not be deemed to be a Cosmetic Compound even though it has the ancillary effect of cleansing, beautifying, promoting attractiveness, or altering the appearance.

(d)
“Contribution Agreement” means the Contribution Agreement, dated as of the Effective Date, to be entered into by and between the Licensee, Phosphagenics, Phosphagenics, Inc., a Delaware corporation, and the Company, the form of which is attached as Exhibit B hereto.

(e)	“Dietary Supplements” means orally consumed products intended to provide nutrients to humans to supplement any nutrient that may be missing from or not adequately consumed in a person’s diet.

(f)
“Drugs” means substances or articles (other than a food or device) that are intended for use in the diagnosis, cure, relief, treatment, or prevention of disease and any articles intended to affect the structure or function of the body of man or other animals. For the sake of clarity, Drugs do not include Cosmetic Compounds or Dietary Supplements.

(g)	“Field” means OTC Drugs and Anti-Wrinkle Creams.

(h)
“Governmental Entity” means any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any federal, state or local government, or any international, multinational or other government, and any department, commission, board, agency, instrumentality, political subdivision, bureau, official or other regulatory, administrative or judicial authority of any of the foregoing.

(i)	“Improvements” means any improvement, substantial alteration or modification to the Field and/or the Non-Exclusive Field or to the method of delivering the Field and/or the Non-Exclusive Field.

(j)
“Intellectual Property Rights” means all rights of ownership and the exclusive entitlement to claim ownership and/or registration of exclusive rights created under or by copyright, design registration, patent registration, trade mark registration and all other exclusive rights in or to intangible property, including rights in present and future intangible property and rights in information, including know-how, granted by law or equity from time to time under a Law or otherwise in the Territory or any other jurisdiction throughout the world.

(k)
“Know-How” means any and all data, instructions, processes, formulae, trade secrets, expert opinions and other information (in written or other tangible form) including, without limitation, any chemical, pharmacological, toxicological, clinical, assay, control and manufacturing data, biological materials, manufacturing or related technology, analytical methodology, chemical and quality control procedures, protocols, techniques, improvements and results of experimentation and testing.

(l)
“Law” means any constitution, law, statute, treaty, rule, directive, ordinance, requirement, compact or agreement with or by any Governmental Entity, any Order and any rules or regulations of any self-regulatory organization.

(m)
“Licensee Confidential Information” means confidential information disclosed by the Licensee to Phosphagenics that is identified by the Licensee as being confidential under the terms of this License Agreement, but that does not include any part of the Phosphagenics Confidential Information.

(n)
“Licensee Intellectual Property” means all Intellectual Property Rights, know-how, technical information, data, improvements, and developments owned or controlled by the Licensee relating to the Field and the Non-Exclusive Field.

(o)	“Non-Exclusive Field” means those products identified in Exhibit C hereto.

(p)
“Nonprescription Drugs” means Drugs which in the United States may be dispensed without a prescription issued from a licensed professional with governmental approval to prescribe Drugs.  For the purposes of this License Agreement, Nonprescription Drugs shall include, but not be limited to, caffeine solely for use in energy-related products.  Additionally, for the purposes of clarity, Nonprescription Drugs shall include nicotine.  Additionally, Nonprescription Drugs shall not include the drug diclofenac.  Nonprescription Drugs also shall include those products listed as such in the United States Homeopathic Pharmacopeia.  For the avoidance of doubt, if a Drug is a prescription Drug in the United States as of the Effective Date, but such prescription Drug subsequently becomes a non-prescription Drug in the United States, then such Drug will be deemed to be a “Nonprescription Drug” for purposes of this License Agreement.

(q)
“Operating Agreement” means the agreement entered by the parties, the Company and Phosphagenics, Inc., a Delaware corporation, contemporaneously with the entry into this License Agreement, which sets out the operations of the Company.

(r)
“Order” means any award, injunction, judgment, decree, order, writ, determination, ruling, subpoena or verdict or other decision issued, promulgated or entered by any Governmental Entity of competent jurisdiction.

(s)	“OTC Drugs” means Nonprescription Drugs that are permitted by law to be sold directly to consumers in the United States.

(t)
“Patents” means all letters patent and pending applications for, and disclosures related to, patents of any jurisdictions throughout the world and all reissues, reexaminations, divisions, continuations and extensions thereof.

(u)
“Phosphagenics Confidential Information” means confidential information disclosed by Phosphagenics that is identified by Phosphagenics as being confidential under the terms of this License Agreement, but does not include any Licensee Confidential Information.

(v)
“Phosphagenics Intellectual Property” means the Phosphagenics Patents identified in Exhibit A, all Intellectual Property Rights, know-how, technical information, data, improvements, and developments owned or controlled by Phosphagenics relating to the use of TPM.

(w)	“Phosphagenics Technology” means the Patents identified in Exhibit A and the Know How associated therewith.

(x)
“Program Patents” means all patent applications lodged jointly in the names of Phosphagenics and the Licensee during the course of and as a direct result of carrying out their respective obligations under the Operating Agreement or the research program contemplated therein.

(y)
“Program IP” means all Program Patents, results, research data, know-how, materials, compounds, inventions, and intellectual property relating to the Field or the Non-Exclusive Field that are created by Phosphagenics or the Licensee during the course of the term of the Operating Agreement or the research program contemplated therein.

(z)	“Related Body Corporate” means where a body corporate is a person that is related to such body corporate, including, without limitation, the following:

(i)	a holding company of another body corporate;

(ii)	a subsidiary of another body corporate; or

(iii)	a subsidiary of a holding company of another body corporate.

(aa)	“Regulatory Approval” means an approval of the Relevant Regulatory Authority permitting the marketing of the Field and/or the Non-Exclusive Field in the Territory or any part of the Territory.

(bb)
“Relevant Regulatory Authorities” means a governmental authority, whether Federal, State or municipal, regulating the importation, distribution, marketing and/or sale of therapeutic substances in a country in the Territory.

(cc)	“Term” has the meaning given to that term in clause 10.1.

(dd)	“Territory” means the World, excluding the manufacture anywhere in the world for use in Australia or high-end stores, and excluding the sale or distribution of Anti-Wrinkle products in Australia.

(ee)	“TPM” means tocopheryl phosphate mixtures.

1.2	Interpretation

Unless the contrary intention appears a reference in this License Agreement:

(a)	a clause, exhibit, annexure or schedule is a reference to a clause, annexure or schedule in or to this License Agreement;

(b)	a document (including this License Agreement) includes any variation, amendment or replacement of it;

(c)	the singular includes the plural and vice versa;

(d)
the word “person” includes an individual, a firm, a body corporate, a partnership, joint venture, an unincorporated body or association or any government agency (including the Relevant Regulatory Authorities);

(e)	an agreement, representation or warranty in favour of two or more persons is for the benefit of them jointly and each of them individually;

(f)	an agreement, representation or warranty by two or more persons binds them jointly and each of them individually;

(g)	a day is to be interpreted as the period of time commencing at midnight and ending 24 hours later;

(h)	a group of persons or things is a reference to any two or more of them jointly and to each of them individually;

(i)	A reference to “$” is a reference to the lawful currency of the United States;

(j)
a statute, regulation, proclamation, code (which has the force of law), ordinance or by-law includes all statutes, regulations, proclamations, codes (which have the force of law), ordinances or by-laws amending, consolidating or replacing it and a reference to a statute includes all regulations, proclamations, ordinances and bylaws issued under that statute;

(k)
the words “include”, “including”, “for example” or “such as” are not used as, and are not to be interpreted as, words of limitation and, when introducing an example, do not limit the meaning of the words to which the example relates to that example or examples of a similar kind; and

(l)	if a period of time dates from a given day or the day of an act or event, it is to be calculated exclusive of that day.

1.3	Headings

Headings (including those in brackets at the beginning of paragraphs) are for convenience only and do not affect the interpretation of this License Agreement.

2.	Exploitation of Phosphagenics Intellectual Property

2.1	License

(a)	Phosphagenics hereby grants to the Licensee:

(i)	an exclusive, royalty-free, paid-up license to exploit the Field embodying the Phosphagenics Technology within the Territory; and

(ii)
a non-exclusive, royalty-free, paid-up license to exploit the Non-Exclusive Field embodying the Phosphagenics Technology within the Territory for use in a product combining the Non-Exclusive Field with an OTC Drug or in a product that is part of a regimen or routine that includes the application of an OTC Drug.  By way of example only, the Licensee may be permitted to use the licensed technology in a non-OTC Drug product as part of a regimen or routine that includes the application of an OTC Drug. For illustrative purposes only, if an acne treatment program includes the use of non-OTC Drug products containing TPM, then the Licensee may market and sell cleaning and moisturizing products containing TPM.

(b)	Phosphagenics shall not, directly or through third parties, exploit the Phosphagenics Intellectual Property with respect to the Field in the Territory.

2.2	Assignment

The Licensee shall, on the Effective Date, transfer, convey and assign to the Company all of the Licensee’s rights, title and interest in, to and under this License Agreement, and the Company will assume all of the Licensee’s obligations and liabilities hereunder.  Upon such assignment, The Quigley Corporation will no longer be a party hereto, will have no liability hereunder to any party, and the Company will have all rights, liabilities and obligations of the Licensee hereunder.

2.3	Sub-License

The Licensee has the right to grant one or more sub-licenses of the rights granted hereunder to one or more third parties for reasonable consideration in any part of the Territory.

3.	Payments

3.1	Amount

The Licensee shall pay Phosphagenics the following once-only payments on the Effective Date:

(i)	$ 1,000,000; and

(ii)	the issue of 1,440,000 shares of common stock, par value $0.0005 per share, of the Licensee.

No additional royalty, milestone or other payments in respect of the license granted hereby are or will be due or payable.

3.2	No refund of Payments

Once paid, no part of any Payment shall be refundable to the Licensee, including by reason of the termination of this License Agreement at any time.

4.	Manufacture and Sale of Products

(a)
The Licensee hereby has the exclusive right, for the Term, to manufacture and/or otherwise exploit the Field in the Territory and Phosphagenics shall, subject to the terms contained in the Operating Agreement, be the supplier of TPM to the Licensee to enable it to manufacture and/or otherwise exploit the Field.

(b)
The Licensee hereby has the non-exclusive right, for the Term, to manufacture and/or otherwise exploit the Non-Exclusive Field worldwide and Phosphagenics shall, subject to the terms contained in the Operating Agreement, be the supplier of TPM to the Licensee to enable it to manufacture and otherwise exploit the Non-Exclusive Field in accordance with this License Agreement.

(c)
The Licensee shall use commercially reasonable efforts to develop the Field in the Territory.  Without limiting any of the foregoing or being limited thereby, the Licensee shall be responsible for ensuring that the activities it undertakes or causes to be undertaken to develop the Field are consistent with and supportive of the efficient and expeditious development and regulatory approval of Field.

(d)	The Licensee shall use commercially reasonable efforts to commercialise the Field throughout the Territory.

(e)
Without limiting any of the foregoing or being limited thereby, the Licensee shall be responsible for ensuring that the activities it undertakes or causes to be undertaken to commercialise the Field are consistent with and supportive of the ensuring that all commercially reasonable efforts are used to market, promote, offer for sale and sell the Field so as to optimise sales throughout the Territory.

(f)	The Licensee is responsible for determining strategies for marketing, selling, distributing and determining pricing and other terms of sale for the Field.

(g)
The Licensee, if required, shall prosecute before Relevant Regulatory Authorities any matter with respect to Field and the Non-Exclusive Field, shall have the exclusive right to do so, and shall own all filings it or its Related Body Corporate submit to any Relevant Regulatory Authority relating to the Field and the Non-Exclusive Field.

5.	Inspection Right

(a)
The Licensee shall permit Phosphagenics or its agent or representative at all reasonable times to enter any place where the manufacture of the Field by the Licensee shall be carried on for the purpose of inspection of methods of manufacture of the Field and the Non-Exclusive Field.

(b)
The Licensee shall provide Phosphagenics with copies of all communications to and from Relevant Regulatory Authorities relating to the Field and/or the Non-Exclusive Field within ten (10) working days of receipt or transmission of the communication.

6.	Confidentiality

6.1	Phosphagenics Confidential Information

(a)
The Licensee agrees that Phosphagenics Confidential Information is and will be considered for the purposes of this License Agreement to be confidential information and will be the property solely of Phosphagenics.

(b)
The Licensee agrees that its officers, employees and/or agents will not disclose or make direct or derivative use of the Phosphagenics Confidential Information other than for the purposes of this License Agreement and for obtaining the registration and approval, if any, of the Field and Non-Exclusive Field from the Relevant Regulatory Authorities.

(c)
The Licensee agrees to hold such Phosphagenics Confidential Information in strict confidence and will disclose such Phosphagenics Confidential Information only in strict confidence to its officers, employees or agents or to those officers, employees, or agents of its subsidiaries or related bodies corporate, only on a “need to know” basis and only to those officers, employees, professional advisers and agents who agree to be bound and obligated by the same provisions of confidentiality as the Licensee.

6.2	Licensee Confidential Information

(a)
Phosphagenics agrees that the Licensee Confidential Information is and will be considered for the purposes of this License Agreement to be confidential information and will be the property solely of the Licensee.

(b)
Phosphagenics agrees that its officers, employees and/or agents will not disclose or make direct or derivative use of the Licensee Confidential Information other than for the purposes of this License Agreement and for obtaining the registration and approval, if any, of the Field and Non-Exclusive Field from the Relevant Regulatory Authorities.

(c)
Phosphagenics agrees to hold the Licensee Confidential Information in strict confidence and will disclose the Licensee Confidential Information in only strict confidence to its officers, employees or agents or to those officers, employees, or agents of its subsidiaries or related bodies corporate, only on a “need to know” basis and only to those officers, employees, professional advisers and agents who agree to be bound and obligated by the same provisions of confidentiality as Phosphagenics.

6.3	Permitted Disclosure

The obligations set out in clauses 6.1 and 6.2 will not arise with respect to:

(a)	any information that is now or later becomes publicly available through no fault of the party receiving such information (the “Recipient”) , its officers, employees or agents;

(b)	any information that the Recipient obtains from a third party that is not under a confidentiality obligation to the discloser of such information with respect to such information;

(c)	any information that the Recipient already has in its possession prior to its disclosure by the discloser of such information, as indicated by the Recipient’s written records;

(d)
any information that the Recipient is required to disclose by Law or the listing rules of a stock exchange on which the shares of the Recipient (or a Related Body Corporate of the Recipient) are listed; provided, that (i) the Recipient shall use diligent efforts to limit such disclosure and to obtain confidential treatment or a protective order for such Confidential Information, (ii) the Recipient shall allow the disclosing party to participate in such process undertaken to protect Confidential Information, (iii) the Recipient shall cooperate with the disclosing party, upon the disclosing party’s reasonable request, in connection therewith, and (iv) in the absence of a protective order or other appropriate remedy, the Recipient may disclose only that portion of such Confidential Information that is legally required to be disclosed; or

(e)	any information that is necessary or desirable to include in any application for regulatory approval or Intellectual Property registration in the Territory.

6.4	Use of Other Parties’ Names

Neither party will use the name of the other party in any public statement about this License Agreement or the Field without the other party’s prior written consent which will not be unreasonably withheld if such a statement is required by Law or the listing rules of a stock exchange on which the shares of the Recipient (or a Related Body Corporate of the Recipient) are listed.

7.	Intellectual Property

7.1	IP Ownership

(a)
In the event that the Program IP gives rise to patentable subject matter, the parties shall join together to file and prosecute patent applications in such parts of the Territory as they may agree upon. All Patents costs shall be paid for by the Company.

(b)	Program IP will be owned by the Company, except as follows:

(i)
All inventions pertaining solely to Licensee Intellectual Property made by or on behalf of any party or jointly will be owned solely by the Licensee.  The parties hereby assign any and all existing and/or future right, title and interest in and to Licensee Intellectual Property to the Licensee.  The parties shall execute all documents and do such things as are necessary or reasonably requested by the Licensee in order to perfect the assignment referred to in this clause 7.1(b)(i).

(ii)
All inventions pertaining solely to Phosphagenics Intellectual Property made by or on behalf of any party or jointly will be owned solely by Phosphagenics.  The parties hereby assign any and all existing and/or future right, title and interest in and to Phosphagenics Intellectual Property to Phosphagenics.  The parties shall execute all documents and do such things as are necessary or reasonably requested by Phosphagenics in order to perfect the assignment referred to in this clause 7.1(b)(ii).

(c)	The Licensee acknowledges and agrees that Phosphagenics may license or otherwise exploit the Phosphagenics Intellectual Property in any manner other than with respect to the Field in the Territory.

7.2	Infringement

(a)
In the event of the Licensee becoming aware of a patent or other third-party Intellectual Property Right which may be potentially infringed by the use of the Phosphagenics Intellectual Property or upon receiving a notice alleging such infringement, the Licensee will immediately notify Phosphagenics.  The Licensee will at Phosphagenics’ expense provide Phosphagenics with such assistance as Phosphagenics may reasonably require in order to deal with the potential alleged infringement.

(b)	The Licensee agrees that it will not take or omit to take any step in relation to the potential or alleged infringement, without first receiving the informed prior written consent of Phosphagenics.

7.3	Property in and Sharing of Documents , Data and Other Information

The Company will own all documents, reports, data and other records of whatever form and content created for the purposes of or arising from any clinical or other trials or studies performed in connection with the Field and/or the Non-Exclusive Field.

The parties will disclose to each other all data and information generated by or on behalf of each of them in relation to the implementation of the Operating Agreement, the Field and/or the Non-Exclusive Field and the Program IP.  Without limiting the foregoing the sharing of data and information shall extend to toxicology, pre-clinical and clinical studies relating to the Products.

7.4	Improvements

(a)
If Phosphagenics shall at any time during the Term devise, discover or acquire rights in any Improvement it shall, to the extent that it is not prohibited by law or by any obligation to any other person, promptly notify the Licensee in writing giving details of it and shall, following the request for the same, provide to the Licensee such information and explanations as the Licensee shall reasonably require to be able to effectively utilise the same. In any case where such Improvement constrains or otherwise limits Licensee’s exploitation of the Field in the Territory or the Non-Exclusive Field worldwide, and not dependant on the rights licensed under this License Agreement, Phosphagenics shall grant and hereby grants a royalty-free, paid-up, non-exclusive and irrevocable licence under all rights protecting such Improvement throughout the world to Licensee for use on the Field throughout the Territory and on the Non-Exclusive Field worldwide under the terms of this License Agreement.

(b)
If the Licensee shall at any time during the Term devise, discover or acquire rights in any Improvement it shall, to the extent that it is not prohibited by law or by any undertaking given to any other person, promptly notify Phosphagenics in writing giving details of it and provide to Phosphagenics such information or explanations as Phosphagenics may reasonably require to be able effectively to utilise the same. In any case where such Improvement is severable from and not dependant on the rights licensed under this License Agreement, Licensee shall grant and hereby grants a royalty-free, paid-up, irrevocable and non-exclusive licence under all rights protecting such Improvement throughout the world.

8.	Warranties and Representations

8.1	The Licensee’s warranties and representations

The Licensee warrants and represents to Phosphagenics:

(a)	it has and will during the Term have the personnel, expertise, resources, and capability to carry out its obligations under this License Agreement;

(b)	it has and will during the Term have all other licenses, authorisations, consents, approvals and permits required by applicable Laws in order to perform its obligations under this License Agreement;

(c)	it will at all times comply with any applicable Laws, cGMP and cGLP (if applicable) in performing its obligations under this License Agreement;

(d)	it has and will during the Term have the unfettered right, power and entitlement to enter into and perform this License Agreement; and

(e)	it has taken all necessary actions to authorise the execution and performance of this License Agreement.

8.2	Phosphagenics’ warranties and representations

Phosphagenics warrants and represents to the Licensee:

(a)	it has and will during the Term have the unfettered right, power and entitlement to enter into and perform this License Agreement; and

(b)	it has taken all necessary actions to authorise the execution and performance of this License Agreement.

(c)	it is the exclusive owner of the Phosphagenics Intellectual Property and it has the unfettered right, power and entitlement to grant the license provided in clause 2.1;

(d)
it is not aware of any Intellectual Property Rights owned by a third party that will be infringed or misused by the manufacture, use, or sale of the Field and/or the Non-Exclusive Field in the Territory or the exercise or exploitation of Phosphagenics Technology for the Field and/or the Non-Exclusive Field in the Territory;

(e)	except as disclosed to the Licensee, as at the Effective Date and to Phosphagenics’ best knowledge and belief no person has asserted any written claim alleging:

(i)	that the Phosphagenics Intellectual Property or any part thereof is invalid;

(ii)	a contrary claim to ownership of the Phosphagenics Intellectual Property;

(iii)	opposition to the Phosphagenics Intellectual Property or any part thereof.

(f)	to Phosphagenics’ best knowledge and belief the exercise or exploitation of Phosphagenics Intellectual Property will not infringe any third party’s Intellectual Property Rights;

(g)
to Phosphagenics best knowledge and belief that the Phosphagenics Technology is valid, and that there are no references, public disclosures, or other information material to the rights inherent in the Phosphagenics Technology;

(h)
to Phosphagenics’ best knowledge and belief as at the date of this License Agreement there is no litigation or threatened litigation in relation to Phosphagenics or the Phosphagenics Intellectual Property that relates to the subject matter of this License Agreement, except as identified on Exhibit D hereto;

(i)
to the knowledge of Phosphagenics, no person is engaging in any activities that constitute, or that Phosphagenics believes may constitute, infringement of Phosphagenics, rights in the Phosphagenics Intellectual Property in the Territory;

(j)
Other than the Phosphagenics Technology, the Phosphagenics Intellectual Property does not otherwise restrict Licensee’s exploitation of the Field in the Territory and the Non-Exclusive Field worldwide, and should any Phosphagenics Intellectual Property be asserted or determined to restrict Licensee’s exploitation of the Field in the Territory, or the Non-Exclusive Field worldwide, Phosphagenics shall and hereby does grant Licensee an exclusive, royalty-free, irrevocable, and paid-up license to exploit the Field embodying such Phosphagenics Intellectual Property within the Territory, and a non-exclusive, royalty-free, irrevocable and paid-up license to exploit the Non-Exclusive Field embodying such Phosphagenics Intellectual Property worldwide; and

(k)	it will not during the Term offer for sale or sell products in the Field in the Territory.

9.	Liability and Indemnities

9.1	Phosphagenics not liable; Phosphagenics indemnifies the Licensee

(a)
except as provided in clause 8.2, Phosphagenics disclaims all representations and warranties, whether express, implied, or statutory, including any implied warranty of merchantability or of fitness for a particular purpose and any implied warranty arising from course of dealing or usage of trade.  Except as provided in clause 8.2, there is no warranty against interference with the Licensee’s enjoyment of the license granted under this License Agreement or any rights to the Field or with respect to infringement.

(b)	Phosphagenics shall not be liable for:

(i)	any injury to or the death of any person (including any of the Licensee’s personnel) arising out of the Licensee 's performance of its obligations under this License Agreement; or

(ii)
any loss of or damage to any property of any person (including the Licensee and its personnel) arising out of the Licensee’s performance of its obligations under this License Agreement, except to the extent that the same is caused by the negligence of Phosphagenics, provided that in no case shall Phosphagenics be liable for the payment of damages in respect of consequential losses;

(c)
Phosphagenics indemnifies, and shall defend and hold harmless, the Licensee against all claims, actions, damages, losses (other than consequential losses), liabilities, costs, charges, expenses and outgoings (collectively, “Losses”) that the Licensee pays, suffers or incurs as a result of, in connection with, or arising from:

(i)	breach by Phosphagenics of this License Agreement (including any breach of a warranty or representation given under clause 8);

(ii)	any infringement on the intellectual property rights of a third party because of the use of the Intellectual Property contemplated by this License Agreement;

(iii)	any claims by a third party that use of the Intellectual Property contemplated by this License Agreement infringes on such third party’s rights; or

(iv)	any obligation of the Licensee under applicable law to withhold portions of the amounts that the Licensee is required to pay pursuant to this License Agreement.

Notwithstanding anything in this clause 9.1(c) to the contrary, Phosphagenics will not be required to indemnify the Licensee to the extent that Losses for which Phosphagenics would otherwise be required to indemnify the Licensee pursuant to this clause 9.1(c) exceed, in the aggregate, the sum of (x) $1,000,000 and (y) 1,440,000 multiplied by the closing price per share, as reflected on the NASDAQ, of the Licensee’s common stock, par value $0.0005 per share, on the Effective Date.

9.2	The Licensee indemnifies Phosphagenics

(a)
Subject to clause 9.2(b), the Licensee indemnifies, and shall defend and hold harmless, Phosphagenics from and against all Losses that Phosphagenics pays, suffers or incurs as a result of, in connection with, or arising from:

(i)	injuries suffered or death sustained by persons as a result of the conduct of any clinical trials in connection with the Field and/or the Non-Exclusive Field;

(ii)	injuries suffered or death sustained by persons as a result of any Field and/or the Non-Exclusive Field developed pursuant to this License Agreement and supplied by Phosphagenics to consumers;

(iii)	wilful, tortious or negligent conduct on the part of the Licensee; or

(iv)	breach by the Licensee of this License Agreement (including any breach of a warranty or representation given by the Licensee under clause 8).

(b)
The Licensee shall not be required to indemnify Phosphagenics to the extent that any Loss suffered or incurred by Phosphagenics arises as a result of any wilful, tortious or negligent conduct on the part of Phosphagenics or any breach by Phosphagenics of this License Agreement.

10.	Term and Termination

10.1	Term

This License Agreement commences on the date of execution of this License Agreement and, unless determined in accordance with this clause 10, will continue until the expiration of the last to expire of the Phosphagenics Patents or any extensions thereof (such term, as may be extended, the "Term").

10.2	Termination with Cause

Either party may terminate this License Agreement by giving notice in writing to the other in the event that:

(a)	the other party:

(i)	is, or is deemed by Law to be, unable to pay its debts;

(ii)	resolves, or proposes to resolve, that it be wound up; or

(iii)	is placed under official management;

(b)	an administrator, receiver or receiver and manager, or other insolvency administrator is appointed in respect of any of the property or assets of the other party;

(c)	a liquidator or a provisional liquidator is appointed to the other party, except for the purposes of solvent amalgamation or reconstruction or corporate reorganisation; or

(d)
the other party enters into an arrangement or compromise with its creditors or any class of creditors other than for the purposes of solvent amalgamation or reconstruction or corporate reorganisation, provided that such termination will be without prejudice to the rights and remedies of the parties otherwise having arisen under this License Agreement.

11.	Consequences of Termination/Expiration

11.1	Return of documents

Upon termination of this License Agreement by Phosphagenics for Cause (as provided in clause 10.2):

(a)
Phosphagenics will promptly deliver up or return to the Licensee any property of the Licensee , including documents and records of the Licensee, in Phosphagenics’ possession, custody or control (other than any Phosphagenics Confidential Information);

(b)
The Licensee  will promptly deliver up or return to Phosphagenics any property, including documents and records, of Phosphagenics in the Licensee ’s possession, custody or control (other than any Licensee Confidential Information);

(c)
The Licensee  shall cooperate with Phosphagenics and a cancellation of all or any licenses registered pursuant to this License Agreement and shall execute any and all such documents and do acts and things as may be necessary in such connection;

(d)	The Licensee shall within, six (6) months of the date of termination or expiry, transfer to Phosphagenics all Regulatory Approvals and will work with Phosphagenics to ensure that such transfer occurs;

(e)
The Licensee will promptly deliver to Phosphagenics all data information which has been created or collected as a consequence of the carrying out of the Development Plan including but not limited to any clinical trials conducted in respect of the Field and/or the Non-Exclusive Field.

(f)
The Licensee shall have the right to dispose of all stocks of the Field and/or the Non-Exclusive Field in its possession and in the normal course of manufacture at the date of termination or expiry provided that any royalty payable under the provisions of this License Agreement shall be received within a period of ninety (90) days following termination or expiry; and

(g)	All rights and licenses, including sublicenses granted under this License Agreement, shall cease except to the extent expressly provided otherwise under the terms of this License Agreement.

11.2	No further rights

(a)
If Phosphagenics terminates this License Agreement under clause 10.2, then, except as provided in clause 11.1, the Licensee will have no further right to manufacture or sell the Field and/or the Non-Exclusive Field.

(b)
Subject to this clause 11, termination of this License Agreement will not prejudice any accrued rights or liabilities of a party or excuse any party from a breach of this License Agreement occurring prior to termination or expiration or excuse any party from paying any amount which is or becomes due and payable to the other party in respect of performance by the other party prior to termination.

12.	Assignment

12.1	Restriction upon Assignment

Subject to clauses 2.2, 2.3 and 12.2, (a) neither party will assign its rights and/or obligations under this License Agreement to a third party without the prior written consent of the other party, which consent will not be unreasonably refused or withheld, but which consent may be subject to reasonable conditions, and (b) any such Assignment must constitute an assignment of all rights and obligations under this License Agreement.

12.2	Permitted Assigns

Either party may assign its rights or obligations under this License Agreement without the other party’s consent to a Related Body Corporate or a purchaser or successor of all or substantially all of that party’s business, provided that the assignor shall be, and remain, responsible for the performance of its obligations under this License Agreement.

12.3	Restriction upon Sub-Contracting

Subject to clauses 2.2 and 2.3, neither party will sub-contract its obligations under this License Agreement to a third party without the prior written consent of the other party, provided that such consent may not be unreasonably withheld.

13.	Force Majeure

13.1	Force Majeure Events

No failure or omission by a party in the performance of any obligation of this License Agreement will be deemed to be a breach of this License Agreement and will not create any liability if it arises from any cause or causes beyond the control of the parties (exercising reasonable diligence), including but not limited to, acts of God, acts or omissions of any government or governmental authority (including relevant health authorities) any rules, regulations or orders issued by any governmental authority or by any officers, department, agency or instrumentality thereof, fire, storm, flood, earthquake, accident, acts of the public enemy, war, rebellion, insurrection, riot, invasion, strikes and lockouts (a “Force Majeure Event”).

13.2	Reliance Upon Force Majeure

A party seeking to rely upon clause 13.1 must immediately advise the other party by notice in writing of the details of the Force Majeure Event.

14.	Dispute Resolution

Section 20.8 of the Operating Agreement (Dispute Resolution and Arbitration) is hereby incorporated by reference as if set forth herein in full, mutatis mutandis.

15.	Notices

Any notice or other communication, including but not limited to any request, demand, consent or approval, to or by a party must be in legible writing and forwarded by personal delivery, registered air mail or facsimile addressed as shown below (in the absence of written notice of change):

If to the Licensee:

Attention:	Ted Karkus

Address:	The Quigley Corporation
621 N. Shady Retreat Road
Doylestown, PA 18901
Facsimile:	(215) 345-5920

If to Phosphagenics:

Attention:	Managing Director,
Phosphagenics

Address:	Phosphagenics Ltd.
11 Duerdin Street, Clayton
Victoria, Australia 3168
Facsimile: 61-3-9565 1151

16.	Governing Law; Jurisdiction and Venue

Sections 20.7 (Governing Law) and 20.16 (Consent to Jurisdiction and Venue) are hereby incorporated by reference as if set forth herein in full, mutatis mutandis.

17.	General

17.1	Relationship

(a)	The parties are independent contractors and are not by this License Agreement made agents or employees of the other.

(b)
A party has no authority to bind the other party in any manner whatsoever and is not entitled at any time to hold itself out to third parties as having authority to enter commitments, expenses, liabilities or obligations of any nature on behalf of the first mentioned party.

17.2	Further acts

Each party will promptly do and perform all further acts and execute and deliver all further documents (in form and content reasonably satisfactory to that party) required by law or reasonably requested by any other party to give effect to this License Agreement.

17.3	Expenses

Each party will pay its own costs and expenses in connection with the negotiation, preparation, execution, and performance of this License Agreement.

17.4	Amendments

This License Agreement may only be varied or amended by a document signed by or on behalf of each of the parties.

17.5	Waiver

(a)
Failure to exercise or enforce or a delay in exercising or enforcing or the partial exercise or enforcement of any right, power or remedy provided by law or under this License Agreement by any party will not in any way preclude, or operate as a waiver of, any exercise or enforcement, or further exercise or enforcement of that or any other right, power or remedy provided by law or under this License Agreement.

(b)	Any waiver or consent given by any party under this License Agreement will only be effective and binding on that party if it is given or confirmed in writing by that party.

(c)	No waiver of a breach of any term of this License Agreement will operate as a waiver of another breach of that term or of a breach of any other term of this License Agreement.

17.6	Counterparts

This License Agreement may be executed in any number of counterparts and by the parties on separate counterparts. Each counterpart constitutes an original of this License Agreement, all of which together constitute one License Agreement.  This License Agreement may be delivered via facsimile or by portable document format (.pdf).

17.7	Indemnities

(a)
Each indemnity in this License Agreement is a continuing obligation, separate and independent from the other obligations of the parties, and survives termination, completion or expiration of this License Agreement.

(b)	It is not necessary for a party to incur expense or to make any payment before enforcing a right of indemnity conferred by this License Agreement.

17.8	Entire License Agreement

To the extent permitted by law, in relation to the license granted under this License Agreement, this License Agreement:

(a)	embodies the entire understanding of the parties, and constitutes the entire terms agreed on between the parties; and

(b)	supersedes any prior written or other agreement between the parties.

17.9	Survival of certain provisions; no merger

(a)	Clauses 1, 2, 6, 7, 8, 9, 11, 14, 15, 16 and this clause 17 will survive rescission or termination of this License Agreement.

(b)	If this License Agreement is rescinded or terminated, no party will be liable to any other party except:

(i)	under the clauses set out in clause 17.9(a); or

(ii)	in respect of any breach of this License Agreement occurring before rescission or termination.

(c)	No right or obligation of any party will merge on completion of any transaction under this License Agreement.

[Signature page follows.]

The parties are signing this License Agreement as of the Effective Date.

Signed as an Agreement.

PHOSPHAGENICS LTD.

By:	/s/ Fred Banti
Name: Fred Banti
Title: Senior Vice President and Chief Business Officer

THE QUIGLEY CORPORATION

By:	/s/ Ted Karkus
Name: Ted Karkus
Title: Chief Executive Officer

Exhibit A

Phosphagenics Technology

Name	Priority date	Number

A carrier comprising one or more di and/or mono-(electron transfer agent) phosphate derivatives or complexes thereof	17 June 2005	WO 2006/133506
Formulation Containing Phosphate Derivatives Of Electron Transfer Agents	14 November 2000	WO 02/40033
Dermal Therapy Using Phosphate Derivatives Of Electron Transfer Agents	27 July 2001	WO 03/011303
Complexes Of Phosphate Derivatives	14 November 2000	WO 02/40034
Transdermal Transport Of Compounds	13 December 2001	WO 03/049774
Carrier	9 August 2002	WO 2004/014432
Improved Process for Phosphorylation and Compounds Produced by this Method	14 May 1999	WO 00/69865
Carrier Composition	23 December 2009	US provisional 61/289507
New Carrier Composition	19 February 2010	US provisional 61/306115

Exhibit B

Form of Contribution Agreement

Exhibit C

Non-Exclusive Field

List of compounds that we have agreed to use on a non-exclusive worldwide basis in combination with OTC actives and / or in regimens:

▪	Peptides
▪	Amino acids
▪	Lipoaminoacids (Palmitoyl glycine
Cocoyl alanine)
▪	Alpha hydroxy acids
▪	Vitamins B, C, D (all forms)
▪	Alpha lipoic acid
▪	Sodium hyaluronate
▪	Allantoin
▪	Panthenol
▪	Ceramides
▪	TPM
▪	Niacinamide
▪	Retinyl propionate
▪	Lycopene
▪	Omega-3 fatty acids
▪	GABA
▪	Polyphenols
▪	Phytosterols
▪	Quercetin
▪	Tea Tree Oil
▪	Evening Primrose Oil
▪	Phenylalanine
▪	Glucuronolactone
▪	Inositol
▪	Tyrosine
▪	Citicoline
▪	Taurine

Exhibit D

Litigation

Novel Therapeutic Technologies Inc., an Israeli-based corporation, has asserted that Phosphagenics Ltd. has infringed claims embodied in US Patent numbers 5,540,934 and 5,716,638. In particular Novel Therapeutic Technologies Inc. asserts that Phosphagenics Ltd.’s patent, entitled “A carrier comprising one or more di and/or phosphate derivatives or complexes thereof” and being patent number WO 2006/133506, infringes its patents.